As filed with the Securities and Exchange Commission on August20, 2004.

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

under

The Securities Act of 1933

ICRYSTAL, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE 62-1581902

     (State or Other Jurisdiction (IRS Employer Identification No.)

 of Incorporation or Organization)

2004 Stock Ownership Plan

(Full Title of Plan)

5555 Hilton Avenue, Suite 207, Baton Rouge, Louisiana 70808

(225) 923-1034

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant's Principal Executive Office)

David Loflin, President

ICrystal, Inc.

5555 Hilton Avenue, Suite 207, Baton Rouge, Louisiana 70808

(225) 923-1034

(Name, Address, Including Zip Code, and Telephone Number, Including Area

Code, of Agent for Service)

Copies to:

Eric Newlan, Esq.

NEWLAN & NEWLAN

819 Office Park Circle

Lewisville, Texas 75057

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.01 par value	25,000,000 issued shares	$.03(2)	$750,000	$94.80
Total	25,000,000 shares		$750,000	$94.80
(1)

This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2)

Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee on the basis of the last trade price reported on the OTC Bulletin Board on August 19, 2004, $.03 per share.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

ICrystal, Inc. is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

1. Annual Report on Form 10-KSB/A for the year ended December 31, 2003;

2. Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004;

3. Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004;

4. Current Report on Form 8-K, date of event: June 7, 2004; and

5. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by ICrystal, Inc.’s Annual Report referred to above.

ICrystal, Inc. is also incorporating by reference all documents hereafter filed by ICrystal, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold.

Item 4. DESCRIPTION OF SECURITIES.

Each share of common stock entitles its holder to one vote on all matters to be voted upon by shareholders. Subject to preferences that may apply to any outstanding preferred stock, holders of common stock will receive ratably any dividends the board of directors declares out of funds legally available for that purpose. If ICrystal, Inc. liquidates, dissolves or winds up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of any outstanding preferred stock. The common stock has no preemptive rights, conversion rights, or other subscription rights or redemption or sinking fund provisions.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that (i) the registrant is required to indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law, (ii) the registrant may, in its discretion, indemnify its other officers, employees and agents as set forth in the Delaware General Corporation Law, (iii) the registrant is required to advance all expenses incurred by its directors and executive officers in connection with certain legal proceedings, (iv) the rights conferred in the bylaws are not exclusive, and (v) the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents.

The registrant has entered into agreements with its directors and executive officers that require the registrant to indemnify such persons against expenses, judgments, fines, settlements, and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of the registrant or any of its affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves a director or officer of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

Registrant has purchased no insurance for indemnification of its officers and directors, agents, etc., nor has there been any specific agreement for indemnification made between Registrant and any of its officers and directors, or others, with respect to indemnification for them arising out of their duties to Registrant.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or control persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

Item 8. EXHIBITS.

Exhibit No. Description

4.1 2004 Stock Ownership Plan

5.1 Opinion of Newlan & Newlan, Attorneys at Law, re: Legality

23.1 Consent of Mark Bailey & Company, Ltd., independent auditors

23.2 Consent of Newlan & Newlan, Attorneys at Law

Item 9. UNDERTAKINGS.

ICrystal, Inc. hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ICrystal, Inc. pursuant to the provisions of the Delaware General Corporation Law or otherwise, ICrystal, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by ICrystal, Inc. of expenses incurred or paid by a director, officer or controlling person of ICrystal, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, ICrystal, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 20th day of August, 2004.

ICRYSTAL, INC.

By: /s/ DAVID LOFLIN

David Loflin

President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates included:

Signatures, Title and Date

/s/ DAVID LOFLIN August 20, 2004

David Loflin

President (Principal Executive Officer), Acting Principal

Financial Officer and Director

/s/ WADDELL D. LOFLIN August 20, 2004

Waddell D. Loflin

Vice President, Secretary and Director